Exhibit 99.1: Peoples Financial Corporation Press Release Dated November 5, 2020

FOR IMMEDIATE RELEASE

For more information, contact:

Chevis C. Swetman, President and CEO

228-435-8205

cswetman@thepeoples.com

PEOPLES FINANCIAL CORPORATION

REPORTS RESULTS FOR THIRD QUARTER OF 2020

BILOXI, MS (November 5, 2020)—Peoples Financial Corporation (OTCQX Best Market: PFBX), parent of The Peoples Bank, announced earnings for the third quarter ending September 30, 2020.

The company incurred a net loss of $4,262,000 for the third quarter of 2020 compared to net income of $476,000 for the third quarter of 2019. The loss per weighted average common share for the third quarter of 2020 was $0.87 compared to earnings per weighted average common share of $0.09 for the third quarter of 2019. Per share figures are based on weighted average common shares outstanding of 4,882,940 and 4,943,186 for the quarters ended September 30, 2020 and 2019, respectively.

The company incurred a net loss of $3,416,000 for the nine months ended September 30, 2020 compared to net income of $553,000 for the nine months ended September 30, 2019. The loss per weighted average common share for the nine months ended September 30, 2020 was $0.70 compared to earnings per weighted average common share of $0.11 for the nine months ended September 30, 2019. Per share figures are based on weighted average common shares outstanding of 4,898,051 and 4,943,186 for the nine months ended September 30, 2020 and 2019, respectively.

As a result of a charge-off of $5,429,000 relating to one credit, which is in bankruptcy, the company recorded a provision for loan losses of $4,551,000 during the third quarter of 2020. This loss, which is not related to COVID-19, is the result of specific events impacting this one customer whose loans had been on nonaccrual. The bankruptcy court approved a final order on September 4, 2020, approving the sale of this customer’s assets free and clear of all liens, claims, interests and encumbrances by private sale.

Also impacting the company’s financial performance in 2020 was an increase in non-interest income, including gains on the sale of securities, a gain on the sale of banking house and a gain from the redemption of death benefits on bank owned life insurance. Additionally, the company’s non-interest expense decreased during 2020 as strategies to reduce certain costs continue to be implemented.

“Our results for the third quarter of 2020 are disappointing,” said Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank. He added, “Bank management took timely action to address one problem loan relationship, which was the prudent decision. While this move resulted in a net loss, asset quality has improved significantly as loans on nonaccrual and other real estate have decreased in 2020. We will continue to work to improve the financial position of the bank in the coming quarters.”

The company’s capital maintains its position as one of the highest in the Southeast United States. The company’s primary capital ratio was 15.36% at September 30, 2020, compared to 15.87% at September 30, 2019. The company’s book value per share was $19.43 and $19.08 at September 30, 2020 and 2019, respectively.

Founded in 1896, with $689 million in assets as of September 30, 2020, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly owned subsidiary of Peoples Financial Corporation, listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except weighted average shares and per share figures)

EARNINGS SUMMARY	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net interest income	$4,363	$4,329	$13,208	$13,289
Provision for loan losses	4,551	59	5,948	169
Non-interest income	1,594	1,723	5,613	4,788
Non-interest expense	5,668	5,517	16,289	17,355
Net income (loss)	(4,262)	476	(3,416)	553
Earnings (loss) per share	(.87)	.09	(.70)	.11

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Allowance for loan losses, beginning	$5,329	$4,946	$4,207	$5,340
Recoveries	63	38	184	122
Charge-offs	(5,542)	(660)	(5,938)	(1,248)
Provision for loan losses	4,551	59	5,948	169
Allowance for loan losses, ending	$4,401	$4,383	$4,401	$4,383

ASSET QUALITY	September 30,
	2020	2019
Allowance for loan losses as a percentage of loans	1.54%	1.66%
Loans past due 90 days and still accruing
Nonaccrual loans	3,955	9,473

PERFORMANCE RATIOS (annualized)	September 30,
	2020	2019
Return on average assets	(.70% )	.12%
Return on average equity	(4.80% )	.81%
Net interest margin	3.02%	3.20%
Efficiency ratio	127%	97%
Primary capital	15.36%	15.87%

BALANCE SHEET SUMMARY	September 30,
	2020	2019
Total assets	$688,954	$617,489
Loans	286,567	264,815
Securities	252,145	279,988
Other real estate (ORE)	4,721	7,606
Total deposits	571,718	501,446
Shareholders' equity	94,813	94,327
Book value per share	19.43	19.08
Weighted average shares	4,898,051	4,943,186